Exhibit 11.2

YUANBAO Inc.

Statement of PolicIES

Governing Material non-public Information and

The Prevention of InsideR Trading

(Amended by the Board of Directors of Yuanbao Inc. and became effective on April 8, 2026)

This Statement of Policies Governing Material Non-Public Information and the Prevention of Insider Trading (this “Statement”) applies to all directors, officers, employees and consultants of Yuanbao Inc. and its subsidiaries and consolidated and affiliated entities (collectively, the “Company”).

This Statement consists of three sections: Section I provides an overview; Section II sets forth the Company’s policies prohibiting insider trading; and Section III explains insider trading.

I. SUMMARY

Preventing insider trading is necessary to comply with United States securities laws and to preserve the reputation and integrity of the Company, as well as that of all persons affiliated with it. “Insider trading” occurs when any person purchases or sells any securities while in possession of inside information relating to the securities. As explained in Section III below, “inside information” is information which is considered to be both “material” and “non-public.”

The Company considers strict compliance with the policies set forth in this Statement (collectively, the “Policy”) to be a matter of utmost importance. Violation of the Policy could cause extreme reputational damage and possible legal liability to you and the Company. Knowing or willful violations of the letter or spirit of the Policy will be grounds for immediate dismissal from the Company. Violation of the Policy might expose the violator to severe criminal penalties, as well as civil liability to any person harmed by the violation. The monetary damages flowing from a violation could be multiple times the profit realized by the violator, not to mention the attorney’s fees of the persons harmed.

This Statement applies to all directors, officers, employees and consultants of the Company and extends to all of such persons’ activities within and outside their duties at the Company. Every director, officer, employee and consultant of the Company must review this Statement. Questions regarding this Statement can be directed to the Company’s Chief Financial Officer (the “CFO”) and the general counsel of the Company (the “General Counsel”).

II. POLICIES PROHIBITING INSIDER TRADING

For purposes of this Statement, the terms “purchase” and “sell” of securities exclude the acceptance of options or other share-based awards granted by the Company and the exercise of options or vesting of other share-based awards, if applicable, that does not involve the sale of securities. Among other things, the cashless exercise of options does involve the sale of securities and therefore is subject to the policies set forth below. The Policy does not apply to the exercise of a tax withholding right pursuant to which you elect to have the Company withhold ordinary shares subject to an option or other award to satisfy tax withholding requirements.

A.No Trading – No director, officer, employee or consultant of the Company may purchase or sell any, ordinary shares or other securities of the Company or enter into a binding security trading plan in compliance with Rule 10b5-1 under the U.S. Securities Exchange Act of 1934, as amended (a “Trading Plan”) while in possession of material non-public information relating to the Company or its ordinary shares or other securities (the “Material Information”).

In the event that the Material Information possessed by you relates to the securities of the Company, the above policy will require waiting for at least forty-eight (48) hours after public disclosure of the Material Information by the Company, which forty-eight (48) hours shall include in all events at least one full Trading Day on the Nasdaq Stock Market following such public disclosure. The term “Trading Day” is defined as a day on which the Nasdaq Stock Market is open for trading. Except for public holidays in the United States, the Nasdaq Stock Market’s regular trading hours are from 9:30 a.m. to 4:00 p.m., New York City time, Monday through Friday.

A person may not enter into overlapping Trading Plans (subject to certain exceptions) and may only enter into one single-trade Trade Plan during any 12-month period (subject to certain exceptions). Directors and officers subject to Section 16 of the Exchange Act must include a representation in their Trading Plan certifying that: (i) they are not aware of any material nonpublic information; and (ii) they are adopting the Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5.

In addition, no director, officer, employee or consultant of the Company may purchase or sell any securities of the Company or enter into a Trading Plan, without the prior clearance by the CFO and the General Counsel, during any period designated as a “limited trading period” by the Company, regardless of whether such director, officer, employee or consultant possesses any Material Information.

Furthermore, all transactions in the securities of the Company (including without limitation, acquisitions and dispositions of ordinary shares, such as ordinary shares issued upon exercise of options or vesting of other share-based awards and the execution of a Trading Plan, but excluding the acceptance of options or other share-based awards granted by the Company and the exercise of options or vesting of other share-based awards that does not involve the sale of securities) by directors, officers and key employees designated by the Company from time to time must be pre-approved by the CFO and the General Counsel.

Please see Section III below for an explanation of the Material Information.

B.Trading Window – Assuming none of the “no trading” restrictions set forth in Section II-A above applies, no director, officer, employee or consultant of the Company may purchase or sell any securities of the Company or enter into a Trading Plan other than during a Trading Window.

A “Trading Window” is the period in any fiscal quarter of the Company commencing at the close of business on the second Trading Day following the date of the Company’s public disclosure of its financial results for the prior year or quarter, as applicable, and ending on December 31, March 31, June 30, or September 30, as the case may be.

In other words,

(1) beginning on January 1 of each year, no director, officer, employee or consultant of the Company may purchase or sell any securities of the Company or enter into a Trading Plan until the close of business on the second Trading Day following the date of the Company’s public disclosure of its financial results for the fiscal year ended on December 31 of the prior year, and

(2) beginning on April 1, July 1, and October 1 of each year, no director, officer, employee or consultant of the Company may purchase or sell any securities of the Company or enter into a Trading Plan until the close of business on the second Trading Day following the date of the Company’s public disclosure of its financial results for the fiscal quarter ended on March 31, June 30, and September 30 of that year, respectively.

If the Company’s public disclosure of its financial results for the prior period occurs on a Trading Day more than four hours before the Nasdaq Stock Market closes, then such date of disclosure shall be considered the first Trading Day following such public disclosure.

Please note that trading in any securities of the Company during the Trading Window is not a “safe harbor,” and all directors, officers, employees and consultants of the Company should strictly comply with the Policy.

When in doubt, do not trade! Check with the CFO and the General Counsel first.

Notwithstanding the foregoing, sale of securities of the Company pursuant to an existing Trading Plan which was entered into in accordance with the Policy and in compliance with applicable law is not subject to the restrictions on trading in Sections II-A and II-B above.

C.Legal Compliance of Trading Plans – In addition to and notwithstanding the policies contained elsewhere in this Statement that apply to Trading Plans, all insiders of the Company must abide by all applicable U.S. securities laws and regulations when adopting, amending and terminating a Trading Plan.

D.No Tipping – No director, officer, employee or consultant of the Company may directly or indirectly disclose any Material Information to anyone who trades in securities (so-called “tipping”).

E.Confidentiality – No director, officer, employee or consultant of the Company may communicate any Material Information to anyone outside the Company under any circumstances unless approved by the CFO and the General Counsel in advance, or to anyone within the Company other than on a need-to-know basis.

F.No Comment – No director, officer, employee or consultant of the Company may discuss any internal matters or developments of the Company with anyone outside the Company, except as required for the performance of regular corporate duties. Unless you are expressly authorized to the contrary, if you receive any inquiries about the Company or its securities by the financial press, research analysts or others, or any requests for comments or interviews, you are required to decline comment and direct the inquiry or request to the Company’s IR department., who is responsible for coordinating and overseeing the release of information of the Company to the investing public, analysts and others in compliance with applicable laws and regulations.

G.Corrective Action – If you become aware that any potential Material Information has been or may have been inadvertently disclosed, you must notify the CFO and the General Counsel immediately so that the Company can determine whether or not corrective action, such as general disclosure to the public, is warranted.

III. EXPLANATION OF INSIDER TRADING

As noted above, “insider trading” refers to the purchase or sale of a security while in possession of “material” “non-public” information relating to the security. “Securities” include not only stocks, bonds, notes and debentures, but also options, warrants and similar instruments. “Purchase” and “sale” are defined broadly under the U.S. federal securities laws. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, the grant and exercise of stock options and acquisitions and exercises of warrants or puts, calls or other options related to a security. It is generally understood that “insider trading” includes the following:

•	trading by insiders while in possession of material non-public information;
•

trading by persons other than insiders while in possession of material non-public information where the information either was given in breach of an insider’s fiduciary duty to keep it confidential or was misappropriated; and

•	communicating or tipping material non-public information to others, including recommending the purchase or sale of a security while in possession of material non-public information.

As noted above, for purposes of this Statement, the terms “purchase” and “sell” of securities exclude the acceptance of options or other share-based awards granted by the Company and the exercise of options or vesting of other share-based awards that does not involve the sale of securities. Among other things, the cashless exercise of options does involve the sale of securities and therefore is subject to the Policy.

What Facts are Material?

The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security or where the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight.

While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

●	dividends;
●	corporate earnings or earnings forecasts;
●	changes in financial condition or asset value;
●	negotiations for the mergers or acquisitions or dispositions of significant subsidiaries or assets;
●	significant new contracts or the loss of a significant contract;
●	significant new products or services;
●	significant marketing plans or changes in such plans;
●	capital investment plans or changes in such plans;
●	material litigation, administrative action or governmental investigations or inquiries about the Company, any of its affiliated companies, or any of its officers or directors;
●	significant borrowings or financings;
●	defaults on borrowings;
●	new equity or debt offerings;
●	significant personnel changes;
●	changes in accounting methods and write-offs; and
●	any substantial change in industry circumstances or competitive conditions which could significantly affect the Company’s earnings or prospects for expansion.

A good general rule of thumb: when in doubt, do not trade.

What is Non-public?

Information is “non-public” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through such media as Dow Jones, Reuters Economic Services, The Wall Street Journal, Bloomberg, Associated Press, PR Newswire or United Press International. Circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination.

In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information. Generally, one should allow approximately forty-eight (48) hours following publication as a reasonable waiting period before such information is deemed to be public.

Who is an Insider?

“Insiders” include directors, officers, employees and consultants of a company and anyone else who has material non-public information about a company. Insiders have independent fiduciary duties to their company and its shareholders not to trade on material non-public information relating to the company’s securities. All directors, officers, employees and consultants of the Company are considered insiders with respect to material non-public information about business, activities and securities of the Company. The directors, officers, employees and consultants of the Company may not trade the Company’s securities while in possession of material non-public information relating to the Company or tip (or communicate except on a need-to-know basis) such information to others.

It should be noted that trading by household members of a director, officer, employee or consultant can be the responsibility of such director, officer, employee or consultant under certain circumstances and could give rise to legal and Company-imposed sanctions.

Trading by Persons Other than Insiders

Insiders may be liable for communicating or tipping material non-public information to a third party (a “tippee”), and insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including tippees who trade on material non-public information tipped to them or individuals who trade on material non-public information which has been misappropriated.

Tippees inherit an insider’s duties and are liable for trading on material non-public information tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the material non-public information along to others who trade on such information. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material non-public information by receiving overt tips from others or through, among other things, conversations at social, business, or other gatherings.

Penalties for Engaging in Insider Trading

Penalties for trading on or tipping material non-public information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in the unlawful conduct and their employers. The United States Securities and Exchange Commission and the United States Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Enforcement remedies available to the government or private plaintiffs under the U.S. federal securities laws include:

●	administrative sanctions;
●	sanctions by self-regulatory organizations in the securities industry;
●	civil injunctions;
●	damage awards to private plaintiffs;
●	disgorgement of profits gained by the violator;
●	civil fines for the violator of up to three times the amount of profit gained or loss avoided by the violator;
●	civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person) of up to the greater of US$1,000,000 or three times the amount of profit gained or loss avoided by the violator;
●	criminal fines for individual violators of up to US$5,000,000 (US$25,000,000 for an entity); and

●	jail sentences of up to 20 years.

In addition, insider trading could result in serious sanctions by the Company, including immediate dismissal. Insider trading violations are not limited to violations of the U.S. federal securities laws. Other U.S. federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act (RICO), also may be violated upon the occurrence of insider trading.

Material Non-public Information Regarding Other Companies

This Policy and the guidelines described herein also apply to material non-public information relating to other companies, including the Company’s customers, vendors and suppliers (“Business Partners”), particularly when that information is obtained in the course of employment with, or other services performed by, or on behalf of, the Company. Civil and criminal penalties, and discipline, including termination of employment for cause, may result from trading on material non-public information regarding the Company’s Business Partners. Each individual should treat material non-public information about the Company’s Business Partners with the same care required with respect to information related directly to the Company.

Iv. SECTION 16 FILINGS FOR DIRECTORS AND OFFICERS

Edgar Filing Requirements

All Section 16(a) reports must be filed electronically with the SEC via EDGAR. Each director and officer subject to Section 16 of the Exchange Act must obtain EDGAR filing credentials, including a Central Index Key (“CIK”), EDGAR access codes, and a password, prior to filing. The Company’s Legal and Compliance Department will assist directors and officers in obtaining the necessary EDGAR credentials.

The SEC may bring enforcement actions against individuals who fail to comply with Section 16(a) reporting requirements, which may result in civil monetary penalties.

Reporting Obligations

1.	Form 3: Initial Statement of Beneficial Ownership. Each director and officer must file a Form 3 with the SEC via EDGAR within ten (10) days of becoming a director or officer of the Company.

2.

Form 4: Statement of Changes in Beneficial Ownership. Each director and officer must file a Form 4 with the SEC via EDGAR within two (2) business days following any change in beneficial ownership of the Company’s equity securities. Reportable transactions include, but are not limited to: (i) open market purchases and sales; (ii) acquisitions or dispositions pursuant to employee benefit plans; (iii) gifts; (iv) exercises of stock options; and (v) acquisitions of securities pursuant to equity compensation awards.

3.

Form 5: Annual Statement of Changes in Beneficial Ownership. Each director and officer must file a Form 5 with the SEC via EDGAR within forty-five (45) days after the end of the Company’s fiscal year to report all transactions that occurred during the previous fiscal year that are specifically permitted to be reported on a Form 5 or should have been reported on a Form 3 or Form 4 but were not.

Company Assistance

The Legal and Compliance Department will assist directors and officers in complying with Section 16(a) reporting requirements, including: (i) providing reminders of filing deadlines; (ii) assisting in the preparation of Forms 3, 4, and 5; (iii) coordinating with the Company’s stock administrator or transfer agent to track transactions; and (iv) facilitating the EDGAR filing process.

To avoid any inadvertent violation of trading prohibitions and to enable directors and officers to file their Form 4 reports under Section 16(a) of the Exchange Act on a timely basis, no directors and officers subject to Section 16 of the Exchange Act may purchase or sell securities of the Company unless such director or officer notifies the Company’s Legal and Compliance Department at least three business days in advance of the proposed transaction.

The director or officer shall provide the Legal and Compliance Department with all of the information required to complete a Form 4 reporting such transaction (e.g. the date of the transaction, whether the transaction was an acquisition or disposition, the number of securities involved in the transaction, the price or prices at which the securities were acquired or disposed of, the amount of such securities beneficially owned after the transaction, the nature of the ownership) on the date of the transaction.